Exhibit 4(g)


                              Land Lease Agreement

                                                              (85)-Nan-Di-Zi-005

This Lease Agreement made and entered into by and between the Lessor, Nantze Export Processing Zone Administration of Ministry of Economic Affairs (hereinafter referred to as "Party A") and the Lessee, ASE Test Inc. (hereinafter referred to as "Party B").

Whereas, it is mutually agreed between the parties that a parcel of public land inside the Nantze Export Processing Zone ("Zone") managed by Party A is to be leased to Party B on the terms and conditions as follows:

1.   Land markings, rent and fees:

---------------------------------------------------------------------------------------------------
                                       Leased                              Public facility
   No.                                  Area      rent/m2    rent/month     construction
                Markings of Land        (m2)       (NTD)       (NTD)        fee/month (NTD)   Note
---------------------------------------------------------------------------------------------------
          District  District    Land
              &      of the      Lot.
          Section     Zone       No.
---------------------------------------------------------------------------------------------------
                        5        720     4751      11.50      54,636.00         0


           Nanzih
          District
  CL092    Heping
           Section
         Sub-Section
              2


---------------------------------------------------------------------------------------------------
                Total                    4751      11.50      54,636.00         0
---------------------------------------------------------------------------------------------------

2. The term of this lease shall start from March 1, 1996 and end on February 28, 2004, for a total of ten years.

3. The use of the leased land shall be limited to the construction of a plant, warehouse, or work site for transportation, loading and unloading, packaging and repair by the approved enterprises engaging in export business ("Enterprises"), or to the establishment of a branch office by the competent authority. In the event that the Enterprises lease the plant base due to the purchase of the standard plant inside the Zone, the area of leased land shall be the area of the plant base.

4. During the validity of this lease, Party B shall, on its own initiative, apply for return of the leased land when the lease is no longer desired. Party B shall not sub-let or loan part or whole of the land to a third party.

5. Party B shall pay Party A NT$54,636 as specified under Article 1 of this Agreement before the fifth date of each month to the national treasury agent appointed by Party A. In the event of arrears in payment for the rent, Party B agrees to pay, in addition to the rent, fines for penalty as calculated per the formulae below:

     a. an additional 5% of the annual rental for arrears in payment for over one month and less than two months;

     b. an additional 10% of the annual rental for arrears in payment for over two months and less than three months;

     c. an additional 15% of the annual rental for arrears in payment for over three months and less than four months; and

     d. in the event that arrears in payment for the rental, fees and penalty of fines have exceeded four months, in addition to pursuing the arrears, Party A may terminate this Agreement and demand Party B to move out of the Zone.

6. During the term of this Agreement, should the government announce any adjustment of land value, Party B agrees to adjust the rent accordingly from the 1st date of following month. Party B shall not raise any objection.

7.   In addition to effecting rental payment each month, Party B shall also


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


     pay NT$2.79 per square meter as the public facilities construction fee each month for a 10-year period according to Article 11 of the Establishment and Management of the Export Processing Zone Act.

8. In the event that Party B applies to lease this parcel of land for the construction of plant or other buildings, Party B shall commence the fabrication within three months after the execution of this Agreement and shall complete the construction on schedule. Party A may immediately terminate this Agreement and recall the leased property should it occur that Party B has not commenced the fabrication after the deadline or, where the delay of the construction is agreed by Party A, Party B has failed to commence the fabrication or to complete the construction on schedule. In which case, the rent and the public facility construction fee already paid by Party B shall not be refunded. In addition, Party A may have the right to dispose at its discretion the uncompleted structure on the leased property or demand Party B to remove the uncompleted structure according to the applicable laws, and Party B shall not raise any objection.

9. When it is necessary for Party B to excavate the road, the drainage system, the piping lines or other public facilities inside the Zone for the construction of the plant or building, Party B must obtain prior approval from Party A and shall pay a security deposit to Party A. Upon completion of the construction, the site must be resumed to its original condition by Party B. Party A may forfeit the security deposit if Party B is in breach of its liabilities provided in this Article.

10. Party A may notify Party B to terminate this Agreement should any of the following events occur:

     a.   Party B has breached this Agreement in the use of the leased property;

     b.   Party B is in arrears of rental payment amounting to four months; and

     c.   the Agreement is terminated in compliance with the Civil Code or Land
          Act.

11. In the event that Party B wishes to renew this Agreement upon expiry, Party B may file an application with Party A three months prior to the expiry of this Agreement. Should Party B fail to file for renewing this Agreement, Party B shall surrender the land upon expiry of this Agreement. All structures on the leased land that belong to Party B


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


     shall, within six months, be resold to the qualified assignee that engages in export business as approved by Party A or its sub-department. In addition, Party B shall effect the rental payment in accordance with
     Article 5 of this Agreement within the six-month period. In the event that Party B fails to comply with this Article 11 or fails to complete the required procedure within six months, Party A may dispose, at its sole discretion, all the equipment and facilities inside or outside the building on the leased land according to the applicable laws, and Party B shall not raise any objection.

12. This Agreement is executed in duplicate with each party holding one copy. This Agreement shall be effective upon execution. All disputes which may arise in connection to or out of this Agreement shall be referred to the courts appointed by Party A as the court of first instance.



The Contracting Parties:

Party A:      Nantze Export Processing Zone Administration (with seal)
By:           Ding-bai Pan
Add:          600, Jia-chang Road, Nantze District, Kaohsiung

Party B:      ASE Test Inc. (with seal)
By:           Chen-sheng Chang
Add:          2F, No.25, Kaifa Road, Nantze Export Processing Zone, Kaohsiung
Corporate License No.: Jing-Jia-Chu-Hsing-Zi-3061

Dated: March 14, 1996

(With Official Seal)


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